EXHIBIT h(31)

                                         , 2020

State Street Bank and Trust Company

1 Iron Street, CCB0502

Boston, MA 02210

Attention: Timothy McKerrow

Re: DOMINI INVESTMENT TRUST (the “Trust”)

Ladies and Gentlemen:

Please be advised that the undersigned Trust has established a new series of shares to be known as the Domini International Opportunities Fund (the “Fund”).

In accordance with the Section 1, the Appointment of Administrator provision, of the Administration Agreement dated as of January 17, 2020, by and among State Street Bank and Trust Company (“State Street”) and the Trust (as amended, modified, or supplemented from time to time, the “Agreement”), the undersigned Trust hereby requests that State Street act as Administrator for the new Fund under the terms of the Agreement. In connection with such request, the undersigned Fund hereby confirms to State Street, as of the date hereof, its representations and warranties set forth in Section 4 of the Agreement.

Please indicate your acceptance of the foregoing by executing this letter agreement and returning a copy to the Fund.

Sincerely,

DOMINI INVESTMENT TRUST
on behalf of:
DOMINI INTERNATIONAL OPPORTUNITIES FUND

By:
Name:	Carole M. Laible
Title: President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:

Name:	Andrew Erickson

Title:	Executive Vice President, Duly Authorized

Effective Date: , 2020

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